Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
Celgene Corporation	Celgene Corporation
(908) 673-9969	(908) 673-9530

CELGENE CORPORATION ANNOUNCES FINANCIAL OUTLOOK AND PRELIMINARY 2012 RESULTS

2012 Adjusted Diluted EPS Expected to be at the Higher End of Previous Guidance Range at Approximately $4.90 (GAAP Range $3.37 to $3.39)

REVLIMID® Achieved Q4 2012 Net Sales of Just Over $1.0 Billion

2013 Guidance: Total Net Product Sales of $6.0 Billion; REVLIMID $4.1 Billion to $4.2 Billion; Adjusted Diluted EPS $5.50 to $5.60 (GAAP Range $4.67 to $4.79)

Long-Term 2015 Targets of $8.0- 9.0 Billion in Total Net Product Sales and Adjusted Diluted EPS of $8.00 to $9.00 Reaffirmed; Introduced 2017 Targets of Approximately $12.0 Billion in Total Net Product Sales and $13.00 to $14.00 in Adjusted Diluted EPS

Apremilast Phase III Psoriasis ESTEEM Trials Meet Primary And Major Secondary Endpoints

SUMMIT, NJ — (January 7, 2013) — Celgene Corporation (NASDAQ: CELG) provided its financial outlook for 2013 at the JPMorgan 31st Annual Healthcare Conference. In 2013, total net product sales are expected to be approximately $6.0 billion, an 11.4% year-over-year increase. REVLIMID net sales are expected to be in the range of $4.1 billion to $4.2 billion, including approximately $90 million of negative year-over-year foreign exchange impact. Assuming constant foreign exchange, REVLIMID growth would be 11 to 14 percent. Adjusted diluted earnings per share (EPS) is expected in the range of $5.50 to $5.60, a 12 to 14 percent year-over-year increase. Based on U.S. Generally Accepted Accounting Principles (GAAP), diluted EPS is expected in the range of $4.67 to $4.79.

“The accomplishments of 2012 and our outlook for 2013 have positioned us with significant catalysts as we enter a new growth phase for Celgene in all three therapeutic areas of our business — hematology, oncology and inflammation and immunology,” said Bob Hugin, Celgene’s Chairman and Chief Executive Officer. “The increased visibility we now have to many of those catalysts allows us to reaffirm our 2015 targets and give new targets out to 2017.”

2012 Financial Results Year-Over-Year (Unaudited)

•                  Total net product sales are expected to be  $5.4 billion, up 15% year-over-year; Total revenues are approximately $5.5 billion, up 14% year-over-year

•                  REVLIMID quarterly net product sales to surpass $1.0 billion for the fourth quarter of 2012

•                  Adjusted operating margin is expected to be ~48% for the full year, up 300 bps year-over-year; GAAP operating margin is expected to be ~33%, up 300 bps year-over-year

•                  Adjusted diluted EPS expected to be approximately $4.90; On a GAAP basis, diluted EPS is expected to be in the range of $3.37 to $3.39

•                  Certain activities involved in determining the GAAP results for the fiscal year ended December 31, 2012 are in process and could result in the final reported GAAP results being different from the expected results noted in this press release. Please see the attached Reconciliation of Estimated/Projected GAAP to Adjusted (Non-GAAP) Measures for further information.

Celgene Forecasts Solid Revenue and Earnings Growth in 2013

•                  Total net product sales expected to be approximately $6.0 billion, an increase of 11.4% year-over-year, including an approximately $100 million negative year-over-year currency impact

•                  REVLIMID net sales anticipated to be in the range of $4.1 billion to $4.2 billion, an  increase of 9 to 12 percent year-over-year, 11 to 14 percent on a constant currency basis

•                  Adjusted diluted EPS expected to be in the range of $5.50 to $5.60, an  increase of approximately 12 to 14 percent year-over-year; On a GAAP basis, diluted EPS is expected to be in the range of $4.67 to $4.79

•                  Adjusted operating margins expected to be approximately 49% after investments across the entire organization, including Inflammation and Immunology (I&I); GAAP operating margins are expected to be approximately 40%

2015 and 2017 Long-term Financial Targets

•                  Reaffirming 2015 targets of $8.0-9.0 billion in net product sales and adjusted diluted EPS of $8.00 to $9.00

•                  2017 target of $12.0 billion in net product sales and adjusted diluted EPS of $13.00 to $14.00

•                  Targeting ABRAXANE® net sales of  $1.0-1.25 billion in 2015 and $1.5-2.0 billion in 2017

•                  Net product sales growth between 2013 and 2017 is expected to be 19% (CAGR%), 13% for the existing business, 15% including ABRAXANE pancreatic cancer and 19% including apremilast

2013 Key Milestones

Hematology

•                  Submit REVLIMID newly diagnosed and maintenance multiple myeloma with the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA)

•                  Expect decision on REVLIMID MDS del 5q submission from the EMA

•                  Expect data from REVLIMID MM-020 trial in newly diagnosed multiple myeloma

•                  Anticipate FDA decision of REVLIMID in relapsed/refractory mantle cell lymphoma

•                  Expect regulatory decision on REVLIMID in China and other emerging markets for relapsed/refractory multiple myeloma

•                  Anticipate regulatory decision on POMALYST® (pomalidomide) in relapsed/refractory multiple myeloma by FDA and EMA

•                  Expect data from phase III trial of POMALYST in myelofibrosis and sNDA submission

•                  Initiate phase II program for CC-292 and data from phase Ib trial

•                  Complete enrollment in REVLIMID CLL-008 trial in first-line elderly chronic lymphocytic leukemia

Oncology

•                  Global regulatory submissions of ABRAXANE in pancreatic cancer

•                  Expect final overall survival data of ABRAXANE in melanoma

•                  Initiate multiple trials of CC-486 in solid tumors

•                  Advance CC-223 into multiple phase II trials

I&I

•                  Filing with FDA and EMA of apremilast in psoriatic arthritis and psoriasis

•                  Data from phase III PALACE-4 trial of apremilast in biologic-naïve psoriatic arthritis

•                  Complete enrollment in phase III trial of apremilast in ankylosing spondylitis

•                  Phase II data of CC-11050 in multiple indications

Q4 and Full year 2012 Conference Call and Webcast Information

Celgene will host a conference call to discuss the results and achievements of its fourth quarter and full year 2012 operating and financial performance on January 24, 2013, at 9 a.m. ET. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon ET January 24, 2013, until midnight ET January 31, 2013. To access the replay, in the U.S. dial 800-585-8367; outside the U.S. dial 404-537-3406; and enter reservation number 86013069.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with  U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliation of Estimated/Projected GAAP to Adjusted (Non-GAAP) Measures for explanations of the amounts excluded and included to arrive at the adjusted measures for the year ended December 31, 2012 and for the projected amounts for the year ending December 31, 2013.

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Celgene Corporation and Subsidiaries

Reconciliation of Estimated/Projected GAAP to Adjusted (Non-GAAP) Measures

(In thousands, except percentages and per share data)

(Unaudited)

		Twelve Months Ended
		December 31, 2012
		Range
		Low	High
Estimated diluted earnings per common share - GAAP	(1)	$3.37	$3.39

Per share impact of excluded items before tax:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(2)	0.03	0.03

Research and Development:
Share-based compensation expense	(2)	0.23	0.23
Upfront collaboration payments	(1)(3)	0.44	0.42
IPR&D impairment	(1)(4)	0.12	0.12

Selling, general and administrative:
Share-based compensation expense	(2)	0.27	0.26

Amortization of acquired intangible assets	(5)	0.44	0.44

Acquisition related (gains) charges and restructuring, net:
Acquisition and restructuring costs	(6)	0.01	0.01
Change in fair value of contingent consideration	(6)	0.39	0.39

Net income tax adjustments	(7)	(0.40)	(0.39)
Estimated diluted earnings per common share - Adjusted		Approximately $4.90

		Twelve Months Ending
		December 31, 2013
		Range
		Low	High

Projected diluted earnings per common share - GAAP		$4.67	$4.79

Per share impact of excluded items before tax:
Share-based compensation expense	(2)	0.61	0.59
Amortization of acquired intangible assets	(5)	0.62	0.61
Change in fair value of contingent consideration	(6)	0.03	0.03
Net income tax adjustments	(7)	(0.43)	(0.42)
Projected diluted earnings per common share - Adjusted		$5.50	$5.60

Celgene Corporation and Subsidiaries

Reconciliation of Estimated/Projected GAAP to Adjusted (Non-GAAP) Measures (Continued)

(In thousands, except percentages and per share data)

(Unaudited)

		Twelve Months Ended December 31,
		2012	2013

Operating margin percentage of revenue - GAAP	(1)	32.8%	40.3%
Plus adjustments:
Share-based compensation expense	(2)	4.2%	4.2%
Upfront collaboration payments	(1)(3)	3.5%	—
IPR&D impairment	(1)(4)	1.0%	—
Amortization of acquired intangible assets	(5)	3.5%	4.3%
Change in fair value of contingent consideration	(6)	3.1%	0.2%
Operating margin percentage of revenue - Adjusted		48.1%	49.0%

Cost of goods sold percentage of net product sales - GAAP		5.6%
Less share-based compensation expense	(2)	0.2%
Cost of goods sold percentage of net product sales - Adjusted		5.4%

Research and development percentage of revenue - GAAP	(1)	30.2%
Less adjustments:
Share-based compensation expense	(2)	1.9%
Upfront collaboration payments	(1)(3)	3.5%
IPR&D impairment	(1)(4)	1.0%
Research and development percentage of revenue - Adjusted		23.8%

Selling, general, and administrative percentage of revenue - GAAP		25.0%
Less share-based compensation expense	(2)	2.1%
Selling, general, and administrative percentage of revenue - Adjusted		22.9%

Notes:

(1)

Certain activities involved in determining the GAAP results for the fiscal year ended December 31, 2012 are in process and could result in the final reported GAAP results being different from the expected results noted in this press release. Activities still in process for the fourth quarter of 2012 include the impairment testing for intangible assets and the initial valuation of assets acquired during the period.

(2)	Exclude share-based compensation expense.
(3)	Exclude upfront payments for research and development collaboration arrangements and purchases of intellectual property for unapproved products.
(4)

Exclude In-process Research and Development, or IPR&D, impairments. IPR&D assets are tested for impairment at least annually. The testing of IPR&D assets for impairment for the fourth quarter of 2012 is currently in progress.

(5)	Exclude amortization of acquired intangible assets from business combinations.
(6)	Exclude acquisition related charges and restructuring costs related to business combinations.
(7)	Net income tax adjustments reflects the estimated tax effect of the above adjustments.